EXHIBIT 99.1

America’s Car-Mart, Inc. Enters Into New Loan and Security Agreement

Bentonville, Arkansas, Dec. 13, 2016 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced it has entered into a Second Amended and Restated Loan and Security Agreement (“Agreement”) with a group of lenders effective December 12, 2016. The Agreement amends and restates the Company’s Amended and Restated Loan and Security Agreement dated March 9, 2012, as amended on September 30, 2012, February 4, 2013, June 24, 2013, February 13, 2014 and October 8, 2014, respectively (“Existing Loan Agreement”), the terms of which have been previously disclosed by the Company in its Current Reports on Form 8-K. The lending group includes Bank of America, N.A. ($96 million commitment, up from $79.75 million), BOKF, NA d/b/a Bank of Arkansas ($44 million commitment, up from $40 million), Commerce Bank ($16 million commitment, up from $15 million), First Tennessee Bank, N.A. ($25 million commitment, up from $20 million) and Arvest Bank ($19 million commitment, up from $17.75 million). Bank of America, N.A. serves as the agent for the lenders, lead arranger and book manager for the amended and restated credit facilities.

The Agreement extends the term of the Company’s revolving credit facilities to December 12, 2019 and increases the total permitted borrowings from $172.5 million to $200 million.  The Agreement also includes an accordion feature allowing for up to an additional $50 million in total commitments, subject to lender approval and/or successful syndication. The Agreement provides for three pricing tiers (down from four) for determining the applicable interest rate, based on the Company’s consolidated leverage ratio for the preceding fiscal quarter. The Agreement also requires the Company to pay a monthly fee to the lenders of .25% times the amount of unused credit commitments. Borrowings are secured primarily by accounts receivable and inventory of the Company’s respective subsidiaries. The Agreement increases the advance rate on accounts receivable with 37-42 month terms from 50% to 55%, and the advance rate on accounts receivable with 43-60 month terms from 45% to 50%.  The Agreement also reset the aggregate limit on the repurchase of Company stock to $40 million beginning December 12, 2016.

“We continue to have what we believe to be one of the strongest balance sheets in our industry. Our debt to equity and debt to Finance Receivable ratios at October 31, 2016 (53.1% and 26.3%, respectively) are strong and a reflection of our focus on cash flows and customer success,” said Jeff Williams, President of America’s Car-Mart, Inc. “This new agreement gives us room to continue to grow our company and to serve customers looking for quality vehicles, affordable payment terms and excellent service.”

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 143 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts:William H. (“Hank”) Henderson, CEO or Jeffrey A. Williams, President and CFO at (479) 464-9944